Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-126827) and Form F-3 (No. 333-289316) of our reports dated April 30, 2026, with respect to the consolidated financial statements of Grupo Televisa, S.A.B. and the effectiveness of internal control over financial reporting.

/s/ KPMG Cardenas Dosal, S. C.

Mexico City, Mexico

April 30, 2026